Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	July 20, 2006

Contact:

John I. Von Lehman, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports Second Quarter Results

•    Net Income of 50 Cents Per Share

•    Strong Non-Catastrophe Underwriting Offset by Higher Than Normal Catastrophe Losses

•    Double Digit Property and Casualty Premium Growth

Cincinnati, Ohio, July 20, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported its results for the second quarter ended June 30, 2006. Net income for the quarter was $9.8 million, or 50 cents per share, which compares to last year’s record second quarter result of $20.5 million, or $1.05 per share. All per share amounts are on an after-tax, diluted basis. Prior period amounts have been restated to reflect the impact of stock option expense.

Net income before realized capital gains* was $8.5 million, or 44 cents per share, for the second quarter, compared to the year ago record level of $19.5 million, or $1.00 per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer said, “As in the second quarter of last year we achieved strong non-catastrophe underwriting results across our broad specialty product platform. Unlike last year, however, ‘Mother Nature’ brought much more volatile weather during the quarter than the unusually light catastrophe activity in the year ago quarter. Widespread storm systems across the Midwest and Southeastern United States along with approximately $5 million of loss development emanating from Hurricane Katrina, almost exclusively in the form of state assessments, contributed to this abnormally high level of catastrophe losses. In total, catastrophe losses were 65 cents per share in the second quarter compared to a very favorable 15 cents per share recorded in the same quarter last year.

“Our second quarter results are significantly more gratifying than they may initially appear. While we only reported net income before realized gains* of 44 cents per share, when you consider the 50 cents per share increase in catastrophe losses and 10 cents per share increase in base reinsurance costs, our results actually compare favorably to last year’s second quarter result of $1.00 per share. Profit remains our primary focus and we continue to be encouraged by our ability to deliver consistently solid non-catastrophe underwriting results.”

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, Inc., specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. American Modern’s products and services are offered through diverse distribution channels.

The Midland Company Reports Second Quarter Results

July 20, 2006

Solid Property and Casualty Non-Catastrophe Underwriting

For the second quarter, American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 100.1 percent, compared with 89.9 percent a year ago. Excluding catastrophe losses, American Modern’s combined ratio was a solid 87.9 percent compared to 87.1 percent in the second quarter of 2005. The difference year over year reflects the company’s higher reinsurance costs.

“Our strong non-catastrophe underwriting results provide clear evidence that our products are well positioned in the marketplace.” Hayden continued, “The consistent performance of our non-catastrophe underwriting results is a reflection of our pricing expertise and underwriting proficiency. Severe weather and related catastrophe losses are a reality in our business, but our deliberate exposure management, disciplined underwriting practices and comprehensive reinsurance program enable us to limit our susceptibility. We remain well positioned to achieve profitable growth in the years to come,” Hayden said.

Property and Casualty Premiums Grow 14.1 Percent

For the second quarter, American Modern’s property and casualty gross written premiums grew an impressive 14.1 percent to $209.4 million. “Given our confidence in the profitability of our business, we continue to focus on growing premiums across our broad specialty property and casualty products platform. We are pleased to report that the momentum we established in the first quarter of 2006 has continued to pick up steam. The second quarter increase was fueled by strong organic growth of 8.7 percent, and the addition of a new strategic business alliance which contributed another 5.4 percent,” Hayden said.

Hayden continued, “The increase in our organic gross written premiums was driven by notable growth in our mortgage fire, site built dwelling, collateral protection and excess and surplus product lines, all of which grew at or near double digits on a percentage basis. This growth results from the investments we have made in sales, marketing and technology in recent years. Our dedication to these areas continues to be recognized in the marketplace. American Modern’s marketing efforts recently received “Best in Show” recognition from the Marketing Communications Association for in-house advertising. These efforts combined with our award winning technology platform demonstrate the growing value we have to offer our business partners and the marketplace, and position us favorably for the future.

“Our top line also benefited from a strategic business alliance we launched during the quarter with Homesite Insurance Company under which we assumed a portion of their personal lines homeowners book through a quota share reinsurance contract. This alliance contributed approximately $10 million in assumed written premiums during the second quarter and is expected to contribute approximately $20 million for the full year in 2006. We also recently received final regulatory approval of our acquisition of Southern Pioneer Life Insurance Company. This transaction is expected to contribute $8 million in gross written premiums during the second half of 2006. These transactions confirm our commitment to capitalize on strategic market opportunities and our overall dedication to profitable growth,” Hayden said.

Solid Six-Month Results

For the six months ended June 30, 2006, net income totaled $32.2 million, or $1.65 per share, including 15 cents of realized capital gains. This compares to prior year six-month net income of $41.6 million, or $2.13 per share, a record result which included seven cents from realized capital gains.

American Modern’s property and casualty combined ratio was 94.5 percent compared to 89.3 percent in the prior year. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first six months of 2006 was an exceptional 86.9, essentially equaling last year’s mark of 86.8 percent.

American Modern’s property and casualty gross written premiums were $384.5 million for the first half of 2006, up 10.6 percent from the $347.5 million for the first six months of last year.

The Midland Company Reports Second Quarter Results

July 20, 2006

Investment Portfolio, Market Value Growth and Record Book Value

The market value of Midland’s investment portfolio was $937.9 million at June 30, 2006, compared with $970.9 million at June 30, 2005. Net pre-tax investment income (excluding capital gains and losses) was $10.2 million in the second quarter of both 2006 and 2005. The annualized pre-tax equivalent yield, on a cost basis, of Midland’s fixed income portfolio was 5.6 percent in the second quarter of 2006 compared with 5.3 percent in the comparable prior period.

After-tax realized investment gains from Midland’s investment portfolio totaled six cents per share in the second quarter of 2006, compared to five cents in last year’s second quarter. Pre-tax net unrealized losses on Midland’s fixed income portfolio were $8.3 million at June 30, 2006, down from $21.7 million of pre-tax net unrealized gains at June 30, 2005. Pre-tax net unrealized gains on Midland’s equity portfolio were $89.3 million at June 30, 2006, up from $83.1 million at June 30, 2005.

Midland’s shareholders’ equity increased to $510.4 million, or $26.74 per share, at quarter-end, up 8.0 percent from $468.4 million, or $24.77 per share, at June 30, 2005. The company’s book value per share has grown at a compound annual rate of 12.7 percent over the last 10 years.

Hayden noted that Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 5-, 10-, 15- and 20-year periods ended June 30, 2006. “We are proud of that record and believe it clearly exemplifies our fundamental value to shareholders,” he said.

Positive Outlook for 2006, Raise Top Line Projection

“As we look to the remainder of 2006, we will continue to leverage our underwriting expertise and diverse distribution platform to achieve our profit objectives and grow the top line. We are increasing our previous top line growth expectations for the full year. We should finish in the high single digit to low double digit range, reflecting a mid-single digit organic growth rate, coupled with the expected benefit from the expansion of our strategic business alliance with Homesite and the acquisition of Southern Pioneer Life Insurance Company. With respect to profit, assuming a return to more normal weather patterns, we are anticipating that our 2006 second half results should significantly exceed earnings reported in the last six months of 2005 given the abnormally high level of catastrophe losses we experienced in the last year’s third quarter. We would also expect investment income on an after-tax basis to increase moderately from the second half of 2005,” he continued. “All said, recognizing the higher than normal catastrophe losses incurred in the first half of the year and assuming more normal weather for the remainder of the year, we estimate our full year earnings, exclusive of net capital gains or losses, will be toward the low end of our previously issued annual earnings guidance range of $2.90 to $3.20 per share.”

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

The Midland Company Reports Second Quarter Results

July 20, 2006

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	Second Quarter
	2006	2005
Dollars in Millions (After-tax):
Net Income Before Realized Capital Gains*	$8.5	$19.5
Net Realized Capital Gains	1.3	1.0

Net Income (GAAP)	$9.8	$20.5

	2006	2005
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$0.44	$1.00
Net Realized Capital Gains	0.06	0.05

Net Income (GAAP)	$0.50	$1.05

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Second Quarter Results

July 20, 2006

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	Three-Months Ended June 30,			Six-Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
Revenues	$190,173	$186,338	2.1%	$377,105	$376,704	0.1%

Net Income	$9,805	$20,450		$32,240	$41,594

Net Income per Share (Diluted)	$0.50	$1.05		$1.65	$2.13

Dividends Declared per Share	$0.06125	$0.05625	8.9%	$0.1225	$0.1125	8.9%

Market Value per Share	$37.98	$35.19	7.9%	$37.98	$35.19	7.9%

Book Value per Share	$26.74	$24.77	8.0%	$26.74	$24.77	8.0%

Shares Outstanding	19,089	18,908		19,089	18,908

AMIG’s Property and Casualty Operations:

Direct and Assumed Written Premium	$209,357	$183,446	14.1%	$384,465	$347,516	10.6%

Net Written Premium	$183,707	$172,318	6.6%	$336,251	$323,817	3.8%

Combined Ratio (GAAP)	100.1%	89.9%		94.5%	89.3%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	87.9%	87.1%		86.9%	86.8%

Note:

Dollar amounts in thousands except per share data.

The Midland Company Reports Second Quarter Results

July 20, 2006

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2006	2005	2006	2005
Revenues:

Premiums earned	$162,273	$159,689	$321,500	$325,280
Other insurance income	3,286	3,152	6,463	6,394
Net investment income	10,224	10,193	20,504	20,119
Net realized investment gains	1,931	1,413	4,398	2,216
Transportation	12,459	11,891	24,240	22,695

Total	$190,173	$186,338	$377,105	$376,704

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	$91,941	71,771	$152,839	134,710
Commissions and other policy acquisition costs	43,708	44,343	97,929	102,045
Operating and administrative expenses	29,464	28,647	58,313	56,025
Transportation operating expenses	10,996	10,414	20,468	20,544
Interest expense	1,356	1,617	2,735	3,079

Total	$177,465	$156,792	$332,284	$316,403

Income Before Federal Income Tax	12,708	29,546	44,821	60,301

Provision for Federal Income Tax	2,903	9,096	12,581	18,707

Net Income	$9,805	$20,450	$32,240	$41,594

Basic Earnings per Common Share:	$0.51	$1.08	$1.70	$2.21

Diluted Earnings per Common Share:	$0.50	$1.05	$1.65	$2.13

Dividends per Common Share	$0.06125	$0.05625	$0.1225	$0.1125

Note:

Dollar amounts in thousands except per share data.

Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Six months ended June 30
2006	19,020	19,557
2005	18,859	19,538

Three months ended June 30
2006	19,055	19,585
2005	18,886	19,565

The Midland Company Reports Second Quarter Results

July 20, 2006

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2006	December 31, 2005
ASSETS
Cash and Marketable Securities	$944,274	$950,464
Receivables - Net	262,799	269,862
Property, Plant and Equipment - Net	98,809	89,888
Deferred Insurance Policy Acquisition Costs	92,771	88,374
Other	31,113	29,525

Total Assets	$1,429,766	$1,428,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$419,959	$395,007
Insurance Loss Reserves	220,062	254,660
Long-Term Debt	91,145	91,766
Short-Term Borrowings	9,330	20,005
Deferred Federal Income Tax	33,540	38,350
Other Payables and Accruals	145,324	143,948
Shareholders’ Equity	510,406	484,377

Total Liabilities and Shareholders’ Equity	$1,429,766	$1,428,113

Note: Dollar amounts in thousands.